Exhibit 10.17

January 26, 2018

Gary Kaseff
25040 Ashley Ridge Road
Hidden Hills, CA 91302

Re:    Amendment to Employment Agreement

Dear Gary:

This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated March 3, 2009, as amended by that letter agreement dated February 26, 2013 (the "Agreement"), upon the terms and subject to the conditions set forth in this letter (the "Amendment").

This Amendment is effective as of the date hereof. Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement. This shall confirm that the parties have agreed that: (1) The first clause (a) of Section 3 of the Agreement is amended to state: “February 28, 2024” instead of “February 28, 2019”; (2) Section 10.4 of the Agreement is amended to state February 29, 2024, rather than February 28, 2019; and (3) Section 2.2 of the Agreement is amended and restated as follows:

Board. So long as Executive remains a director of ECC, Executive shall be remunerated, as a director, in the same manner as directors of ECC who are not officers and employees of ECC, except that Executive shall not be entitled to receive any cash compensation paid to such directors in excess of $30,000 in any fiscal year. Executive shall be entitled to the benefit of indemnification pursuant to the terms of Section 16.11, as well as pursuant to that certain Director and Officer Indemnification Agreement dated as of December 15, 2011. Subject to the foregoing, Executive shall serve during the Term without additional remuneration as a director of one (1) or more of Employer’s other subsidiaries or affiliates (other than ECC) if appointed to such position(s) by Employer and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 16.11, as well as pursuant to that certain Director and Officer Indemnification Agreement dated as of December 15, 2011. Notwithstanding anything to the contrary contained herein, Executive may resign at any time as a member of the Board (and as a director of any of Employer’s subsidiaries or affiliates) without affecting the parties’ rights and obligations hereunder (other than Executive’s right to receive remuneration as a director).

All of the terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect unless specifically modified in this Amendment. All references to the Term or its expiration or termination shall be adjusted to properly reflect the language set forth above. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.

Exhibit 10.17

Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know. I look forward to much continued success together.

Sincerely,

/s/ J. Scott Enright
J. Scott Enright
Executive Vice President
Emmis Operating Company

ACCEPTED AND AGREED:

/s/ Gary L. Kaseff
Gary Kaseff